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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Three Months Ended March 31, 1994 Restated (See Note A)
- ---------------------------------

1. Loss from continuing operations before extraordinary items and income taxes......................................................  $(52,494)
                                                                       ========

2. Fixed charges of continuing operations:

   A. Interest expense (excluding interest on deposits),
      amortization of debt issuance costs and one-first of rental expenses, net of income from subleases.........................  $ 37,782

   B. Interest on deposits...........................................    73,643
                                                                       --------

   C. Total fixed charges (line 2A + line 2B)........................  $111,425
                                                                       ========

3. Loss from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

   A. Excluding interest on deposits (line 1 + line 2A)..............  $(14,712)
                                                                       ========

   B. Including interest on deposits (line 1 + line 2C)..............  $ 58,931
                                                                       ========

4. Ratio of earnings (as defined) to fixed charges:

   A. Excluding interest on deposits (line 3A/line 2A)...............     --    (a)
                                                                       ========

   B. Including interest on deposits (line 3B/line 2C).............        .53x
                                                                          ====

(a) Earnings did not cover fixed charges, excluding interest on deposits, by approximately $14,712.